CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag
Executive Vice President
Chief Financial Officer
(563) 589-1994
BMckeag@htlf.com

HEARTLAND FINANCIAL USA, INC. ANNOUNCES
EXIT FROM SMALL BUSINESS LENDING FUND

Dubuque, Iowa, March 16, 2016 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced that it has redeemed all outstanding shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share (the “Series C Preferred Stock”), that had been issued to the United States Department of the Treasury in September 2011 pursuant to the Treasury’s Small Business Lending Fund (“SBLF”) program. The SBLF was a $30 billion voluntary program designed to encourage small business lending by providing capital to selected community banks.

The aggregate redemption price of the Series C Preferred Stock was approximately $81.9 million, including dividends accrued but unpaid through the redemption date. The redemption of the Series C Preferred Stock terminates the Company’s participation in the SBLF program in full and was redeemed from the Company’s available funds.  During the period the investment was outstanding, Heartland paid a total of $7.5 million in dividends to Treasury.

Lynn B. Fuller, Heartland’s Chairman and CEO said, “The SBLF program was an excellent source of capital for strong and growing banks like ours at a time when the availability and cost of capital for community banks was difficult due to the financial crisis. We have always honored our commitment to be a reliable source of credit for small business during and after the 2008 crisis and resulting economic recession. Since obtaining the SBLF capital in September 2011, we increased small business commercial lending, as defined by the SBLF program, by $161.7 million or 9.3 percent through year-end 2015.

“We are very grateful to have been a part of the SBLF program and to have played a role in helping to strengthen the economy during a difficult economic period,” concluded Fuller.

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About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company with assets exceeding $8 billion. The company provides banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 108 banking locations serving 85 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California, with mortgage loan production offices in California, Nevada and Idaho. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions, (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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